CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 196 to the registration statement on Form N-1A (File No. 333-117134) (Registration Statement) of our report dated September 10, 2014, relating to the financial statements and financial highlights of Putnam Short Term Investment Fund, a series of Putnam Funds Trust, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Auditor and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
November 24, 2014